Exhibit 99.1

For:	From:
A.C. Moore Arts & Crafts, Inc.	Gregory FCA Communications, Inc.
For More Information Contact:	For More Information Contact:
Amy Rhoades, General Counsel	Joe Hassett
(856) 768-4936	(610) 642-8253
A.C. Moore Reports Departure of Marc Katz
Berlin, New Jersey, June 16, 2008 — A.C. Moore Arts & Crafts, Inc. (Nasdaq: ACMR) today announced the resignation of Marc Katz, anticipated to be effective June 27, 2008, as Executive Vice President and Chief Financial Officer in order to pursue a career opportunity in the private equity sector.
Rick A. Lepley, Chief Executive Officer, said, “We appreciate Marc’s many contributions to A.C. Moore. We were fortunate to have him here to help us through the early part of this turnaround and we wish him success as he has been presented with another great opportunity. We have developed an extremely capable team and we feel certain that they will ensure a smooth transition.”
“It has been a pleasure to work with everyone at A.C. Moore and to have been a part of the first phase in the Company’s turnaround,” said Mr. Katz. “I believe the Company is positioned well for the future and I am confident about the Company’s long-term growth and success.”
The Company will conduct a search for a new Chief Financial Officer and will consider both internal and external candidates. In the interim, the Company has named Michael G. Zawoysky, Vice President of Financial Planning and Analysis, as Acting Chief Financial Officer and has named Rodney B. Schriver, Vice President and Controller, as Principal Accounting Officer.
Prior to joining A.C. Moore in March 2007, Mr. Zawoysky served in various financial positions with Foot Locker, Inc., the national specialty athletic retailer, most recently as Executive Vice President and Chief Financial Officer of Foot Locker Europe and Chief Operating Officer and Chief Financial Officer of FootLocker.com.
Mr. Schriver, A.C. Moore’s Controller since July 2004, was promoted to Vice President and Controller in March 2007. Prior to joining A.C. Moore, Mr. Schriver served as Vice President and Assistant Controller of Charming Shoppes, Inc., a national specialty retailer, from 1989 to 2004.

About A.C. Moore:
A.C. Moore is a specialty retailer of arts, crafts and floral merchandise for a wide range of customers. The Company currently serves customers through its 139 stores located in the Eastern United States from Maine to Florida and nationally via its e-commerce site, www.acmoore.com. For more information about A.C. Moore, visit our website at www.acmoore.com.
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This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on the Company’s current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether as the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the Company’s ability to implement its business and operating initiatives to improve profitability, how well the Company manages its growth, customer demand and trends in the arts and crafts industry, inventory risks, the effect of economic conditions and gasoline prices, the impact of unfavorable weather conditions, the impact of competitors’ locations or pricing, difficulties with respect to new system technologies, difficulties in implementing measures to reduce costs and expenses and improve margins, supply constraints or difficulties, the effectiveness of and changes to advertising strategies, difficulties in determining the outcome and impact of litigation, the accuracy of and changes in assumptions for estimated costs for the settlement of lease liabilities and related costs and the non-cash fixed asset impairment, timing in execution of the Company’s real estate strategy, the outcome of negotiations with landlords and other third parties in executing the real estate strategy, the impact of the threat of terrorist attacks and war, the Company’s ability to maintain an effective system of internal control over financial reporting, risks related to the Company’s recent restatement and other risks detailed in the Company’s Securities and Exchange Commission filings.